EMPLOYMENT AGREEMENT DATED JULY 24, 2020 BETWEEN MEMBER OF THE BOARD OF DIRECTORS OF FREEDOM FINANCE GLOBAL PLC

EXHIBIT 10.03

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.
This exhibit is an English translation of a foreign language document. The Company hereby agrees to furnish to the SEC, upon request, a copy of the foreign language document.

EMPLOYMENT CONTRACT No.

Nur-Sultan	July 24, 2020

The Parties hereto:

EMPLOYER: Freedom Finance Global PLC, a private company duly registered in the Registry of Companies of the Astana Financial Services Authority and licensed under the commercial number AFSA-A-LA-2020- 0019 and Business Identification Number 200240900095 (hereinafter referred to as the Company) having its registered office at: 010017, the Republic of Kazakhstan, Nur-Sultan city, Mangilik Ave., building 55/17 represented by Chairman of the Board, Mr. Sergey Lukyanov, acting on the basis of Charter of the Company and the Resolution of Shareholder Freedom Holding Corp. as of July 24, 2020, and

EMPLOYEE: Mr. Askar Tashtitov, citizen of the Republic of Kazakhstan, holder of identity card No. [***], issued by the Ministry of Internal Affairs dated on [***] (hereinafter referred to as the Director, member of the Board of Directors), acting on the basis of the resolution of the Shareholder of the Company dated [***], on the other hand, hereinafter referred to as the Parties, have entered into this agreement (hereinafter referred to as the Agreement) as follows:

1.    Subject Matter
1.1.    This Agreement governs relationship between the Company and the Member of the Board of Directors related to the exercise of the powers of the Member of the Board of Directors, which are determined by the current Laws of the Astana International Financial Center (hereinafter referred to as the AIFC Laws), the Articles and internal documents of the Company.
1.2.    This Agreement sets out the obligation of the Company to pay remuneration to the member of the Board of Directors and compensate for expenses related to the performance of duties in accordance with this Agreement and resolutions of the Shareholder.
1.3.    When fulfilling their obligations, the Parties are guided by the AIFC Laws, and, in terms unregulated by the AIFC Laws, this Agreement, the Articles or internal documents of the Company, the Laws of the Republic of Kazakhstan.

2.    Rights and Powers of the Director, member of the Board of Directors
2.1. The Director, member of the Board of Directors has right, is authorized or entitled to:
1)    execute, amend, supplement, terminate and cancel this Agreement in the manner prescribed hereby;
2)    request and/or timely receive any information necessary to perform his functions from officials, as well as employees of the Company, taking into account the requirements of the Law;
3)    use the office space, communication facilities, other property provided by the Company for the performance of his duties;
4)    28 calendar days of annual vacation leave in each year, in addition to the national holidays of the Republic of Kazakhstan declared as public holidays. Additionally, he is entitled to 2 days of paid leave if he has used 28 guaranteed vacation leave days;
5)    receive annual vacation leave in two months after signing this Agreement in proportion to the time worked. Subsequent annual leave is taken at such times as may be most appropriate for the Board of Directors:
•    if the Director, member of the Board of Directors wishes to take vacation leave, the Director, member of the Board of Directors must give the Company represented by its Chief Executive Officer at least ten (10) Business Days prior written notice, the Company pays the vacation leave allowance no later than five (5) Business Days before the vacation leave;
•    annual vacation leave may be cut short by the Company only with the written consent of the Director, member of the Board of Directors;
•    by agreement of the Parties hereto, the unused part of the paid annual leave is provided during the current year or in the next working years at any time, and a part of the unused paid annual leave, due to the cut short, is added to the paid annual leave for the following working years;
•    at the request of the Director, member of the Board of Directors, he may be granted unpaid leave for the duration determined by agreement of the Parties;

•    upon termination of this Agreement, the Director, member of the Board of Directors is entitled to a payment in lieu of unused days of the vacation leave.
6)    compulsory social insurance and insurance against accidents in the performance of labor (official) duties in accordance with the current Laws;
7)    education and training necessary for the safe performance of labor duties, in accordance with the procedure established by the current Laws;
8)    compensation for expenses related to the performance of the duties of the Director, member of the Board of Directors in the manner prescribed by the Articles of the Company, resolutions of the Shareholder, the Board of Directors and this Agreement. In case of the Director, member of the Board of Directors business trip to another location, the Company should compensate the Director, member of the Board of Directors for daily subsistence allowance for each calendar day of the business trip, including travel time; travel expenses to and from the destination; housing rental expenses; as well as other expenses, as agreed by the Parties in accordance with the following standards:
air travel - economy or business class; railway transport - first-class saloon; housing rental limits:
9)    timely and full payment of remuneration in accordance with the requirements of this Agreement;
10)on the basis of a written application, unpaid leave up to five (5) calendar days in case of registration of marriage or birth of a child;
11)sickness and temporary incapacity for work benefits in accordance with the Agreement. The basis for the payment of such benefits is the temporary incapacity for work sheet issued and executed in the manner determined by the Health-Care Authorized Body of the Republic of Kazakhstan. The sickness and temporary incapacity for work benefits are paid from the first day of the incapacity for work until the day of the rehabilitation or until disability is confirmed in accordance with the Laws of the Republic of Kazakhstan for business days when the Director, member of the Board of Directors is absent from the workplace;
12)express his opinion on the issues under consideration at the meetings of the Board of Directors, or written opinions in case of impossibility of personal attendance, vote on the issues of the agenda of the meeting of the Board of Directors in the manner prescribed by the Articles and internal documents of the Company;
13)get acquainted with the resolutions of the Shareholder, minutes of meetings and resolutions of the Board of Directors, minutes of meetings of the Board of Directors committees, and audit reports;
14)initiate the convocation of an extraordinary meeting of the Board of Directors, as well as make proposals on the formation of or amendments to the Board of Directors Work Plan;
15)introduce issues into the agenda for consideration at meetings of the Board of Directors of the Company;
16)exercise other rights stipulated by the Laws of the Republic of Kazakhstan, the AIFC Laws, the Articles and other internal documents of the Company.

3.    Obligations of the Director, member of the Board of Directors

3.1.When exercising his rights and fulfilling his duties, the Director, member of the Board of Directors must act in the interests of the Company and its Shareholder, in good faith, reasonably and fairly, with due diligence, and make decisions objectively in the interests of the Company observing the requirements of the AIFC Laws and internal documents of the Company, moral and business ethics principles.
3.2.The core principles of the Director, member of the Board of Directors are professionalism, rationality, discretion, honesty and objectivity in the fulfillment of his duties.
3.3.The Director, member of the Board of Directors is obliged to:
1)fulfill his duties, taking into account the requirements of the Laws, the Articles, the corporate governance structure and other internal documents of the Company, facilities provided to the regulator of the AIFC (telephone, video conference, etc.); notify in advance about the impossibility to attend the meeting of the Board of Directors and/or its committee (if any), indicating the reasons;
2)if a poll is demanded at a meeting of the Board of Directors, submit signed ballot form on issues considered at meetings to the Board of Directors and, in case of any comments and objections, submit his written opinion within designated period;
3)execute resolutions of the Shareholder, the Board of Directors of the Company, provided that such resolutions are consistent with the Laws, the Articles, the interests of the Shareholder and/or the Company;
4)analyze information and the state of affairs of the Company on issues within the competence of the Board of Directors of the Company, and present the findings in documented form;
5)properly prepare for the meetings of the Board of Directors, in particular: get acquainted with the materials related to the meetings in advance, collect and analyze the necessary information, prepare his opinions, conclusions, recommendations for making an informed decision;
6)    after the expiration of the term of office, including early termination, or termination/ cancellation of this Agreement, transfer within five (5) business days all documents and property of the Company, office premises and keys thereto, if any were provided to him in connection with the fulfillment of the duties of the Chairman of the Board of Directors, to a person designated by the Company; such transfer should be formalized by related acceptance certificate;
7)    at the request of the Shareholder of the Company, provide any information within the scope of the Board of Directors competence, except personal and confidential information;

8)    devote a sufficient time to fulfill the tasks assigned to the Board of Directors as a whole, and the functions assigned directly to the Chairman of the Board of Directors;
9)    control the activity of the Board of Directors in accordance with the procedure established by Law, share responsibility with all members of the Board of Directors for the effective management of the Company within the scope of the Board of Directors competence, and depending on the opinion expressed during voting at a meeting of the Board of Directors;
10)    not to use the property of the Company or allow to be used in contradiction with the Articles of the Company and resolutions of the Shareholder and the Board of Directors, as well as for personal purposes and abuse it when making transactions with its affiliates;
11)    act in the interests of the Company, ensure the growth of the long-term value of the Company, treat the Shareholder fairly and take into account the principles of sustainable development, make an objective independent judgment on all issues, based on a deep analysis of the information and materials received;
12)    not work or hold positions in companies (entities that carry out brokerage activities or customers' investment portfolio management), except in cases agreed with the Company;
13)    have no financial interest in competing companies;
14)    notify the Chairman of the Board of Directors in advance of new proposals for combining work and positions in other entities (commercial and non-commercial);
15)    refrain from behavior that may lead to possible conflict of interest, neither in relation to himself (or related persons), nor in relation to others;
16)    refrain from actions that may lead to conflict of interest;
17)    refrain from making decisions on issues on which there is a conflict of interest;
18)    immediately inform the Board of Directors of the Company about any personal commercial or other interest (direct or indirect), in actual or possìble transactions, contracts, projects related to the Company, in the manner prescribed by the internal documents of the Company;
19) inform the Board of Directors in a timely manner and not participate in consideration and voting on the issue(s) of the agenda of the meeting of the Board of Directors, in which there is an interest;
20) not accept any gift, service or any advantage from individuals or legal entities that represent or may be considered as remuneration for decisions or actions taken or performed as the Director, member of the Board of Directors;
21) not disclose confidential, insider and other information that became known in connection with the fulfillment of the duties of the Chairman of the Board of Directors to persons who do not have access to such information, as well as use it in his own interests or the interests of third parties, during the holding office of the Chairman of the Board of Directors, and within five (5) years after the expiration of this Agreement, as well as within the period specified in the documents (information) that have become known, unless a longer period is stipulated by the documents of the Company;
22)    when working in the premises of the Company, observe the rules and procedures stipulated by the internal documents of the Company related to the security regime and handling confidential information of the Company;
23)    regularly provide information about his affiliates within the time frame designated by the documents of the Company;
24) comply with the provisions of the Conflicts of Interest Regulations and the Code of Business Ethics of the Company;
25) exclude cases of dominance, influencing members of the Board of Directors, as well as other officials of the Company when making decisions on a particular issue, discourage a "tick-box"approach to risks and decision-making, exclude pursuing personal interests, blocking decision- making by the Board of Directors;
26)    submit at least two (2) months advance notice of the intention to retire from the Board of Directors, except cases due to force majeure circumstances, family reasons, sickness, accidents, or death.
Force majeure circumstances means circumstances that have arisen as a result of extraordinary events that cannot be foreseen by the Parties and do not depend on them, including, but not limited to, man- made and environmental disasters, natural destructive events and disasters, fire, floods, epidemics, earthquakes, military actions, riots, decisions or resolutions of state authorities that prevent the Parties from fulfilling their contractual obligations;
27)    for execution of this Agreement, provide the Company with a copy of the ID card or passport, a copy of the residence permit of a foreigner in the Republic of Kazakhstan or a certificate of a stateless pe1’son (for foreigners and stateless persons permanently residing in the Republic of Kazakhstan) or a copy of a refugee certificate;
28)    in case of any changes in the personal data, inform the Company in writing about such changes no later than ten (10) business days from the moment when such changes have occurred. If the surname is changed, the Chairman of the Board of Directors is obliged to provide the Company with documents for the new surname (ID card, etc.) and a document confirming the reasons for such changing (marriage certificate, certificate of surname change, divorce certificate, etc.);
29)    undergo training, instruction and testing of knowledge on health and safety requirements in the manner determined by the Company;
30)    comply with the health and safety, fire safety and industrial sanitation at the workplace requirements;
31)    take reasonable care of any of the Company's property and use any equipment necessary and (or) transferred to him for the performance of official duties, carefully and as intended. The Director, member of the Board of Directors is obliged to compensate the damage caused by the breach of this obligation in the amount of actual damage;
32)    inform the Company about situation that poses a threat to the life and health of people, the safety of the Company's and employees' property, as well as about the occurrence of idle time;
33)    perform other duties stipulated by the Astana International Financial Center Laws, the Articles, other internal documents of the Company and this Agreement.

3.    Rights and Powers of the Company

4.1. The Company has right, is authorized or entitled to:
1)    require the Director, member of the Board of Directors to properly fulfill the duties stipulated by Laws, the Articles, other internal documents of the Company and this Agreement;
2)    terminate this Agreement by one month termination notice given to the Director, member of the Board of Directors in writing;
3)    if the Shareholder makes a decision on early termination of the powers of the Board of Directors of the Company, all expenses and compensations not paid by the date of termination hereof must be paid in proportion to the period of work;
4)    carry out, within the limits of authority, the collection and processing of data (information related to the Director, member of the Board of Directors recorded on electronic, paper and (or) other material media), including the transfer of data to the Shareholder, in writing or in the form of an electronic document or otherwise using elements of protective actions that do not contradict the AIFC Laws;
5)    exercise other rights stipulated by the AIFC Laws, the Articles, other internal documents of the Company and this Agreement.

4.    Obligations of the Company

5.1. The Company is obliged to:
1) timely and in full pay the remuneration to the Director, member of the Board of Directors in accordance with Annex No. 1 hereto, and other payments provided by this Agreement, as well as compensate for the costs associated with the performance of his duties as a member of the Board of Directors of the Company according to the terms and conditions of this Agreement and other resolutions of the Shareholder;
2)    ensure compulsory social insurance and insurance against accidents when the Director, member of the Board of Directors performs labor (official) duties, as well as make contributions for compulsory health insurance;
3)    provide the Director, member of the Board of Directors with annual paid vacation leave;
4)    compensate for harm caused to the life and health of the Director, member of the Board of Directors, while performing his labor (official) duties;
5)    timely provide the Director, member of the Board of Directors with reliable and complete information, materials and documents necessary for the proper performance of his duties, taking into account the requirements of the Law, the Articles and other internal documents of the Company;
6)    if necessary, provide the Director, member of the Board of Directors with translation services, premises, communication facilities and other necessary technical assistance to perform his duties when personal attending a meeting of the Board of Directors of the Company;
7)    collect, process and protect the personal data of the Director, member of the Board of Directors in accordance with the AIFC Laws on personal data and its protection;
8)    provide the Director, member of the Board of Directors with equipirient, tools, technical documentation and other facilities necessary for the performance of the official duties at Company own expense;
9)    perform internal control over the labor safety and health;
10)    suspend work if its continuation poses a threat to the life and health of the Director, member of the Board of Directors or other persons;
11)    warn the Director, member of the Board of Directors about harmful and (or) dangerous working conditions and the possibility of an occupational disease;
12)    compensate for harm caused to the life and health of the Director, member of the Board of Directors in the performance of his labor (official) duties;
13) perform other duties stipulated by the Law, the Articles, and other internal documents of the Company.

5.Remuneration and compensation paid to the Director, member of the Board of Directors

5.1.For performing the duties of the Director, member of the Board of Directors of the Company, the Director, member of the Board of Directors receives a fixed amount of remuneration excluding taxes, contributions and other mandatory deductions and payments to the budget in accordance with clause 5.1., Annex No. 1 hereto, the Laws of the Republic of Kazakhstan and the AIFC Laws. Payment of taxes, contributions and other mandatory deductions from the amount of the remuneration is made by the Company independently in accordance with the Laws of the Republic of Kazakhstan and the AIFC Laws without any deduction from the income of the Director, member of the Board of Directors.
5.2.The remuneration is paid by the fifth (5th) day of the month following the completed month of work. If the day of the remuneration payment coincides with day-off or holiday, the payment is made on the eve of such day. Based on the applications of the Director, member of the Board of Directors, the Company may pay remuneration earlier than the designated date, including by dividing the total amount of remuneration into several parts paid on different days, but not later than the day designated herein.
5.3.The Director, member of the Board of Directors is reimbursed for expenses related to business trips in accordance with the limits and rules established by the internal documents of the Company.

5.4.By an additional agreement of the Parties, when the Director, member of the Board of Directors uses its own property in the interests of the Company and with his consent, the Company makes a compensation payment for such use, depreciation (amortization) of tools, personal vehicles, other technical equipment and the costs of their operation.
5.5.Upon termination of this Agreement, the Director, member of the Board of Directors shall:
1)cooperate in cancellation of his employment visa for employment in the Republic of Kazakhstan;
2)transfer to the Company all documents produced, compiled or acquired by [him / her] that are in [his / her] possession, storage, care or control as a direct result of [his / her] employment, including (but not limited to) business cards, credit and payment cards, security and computer passes, or other media on which information related to the business or affairs of the Company is stored.
6.6.    If the powers of the Director, member of the Board of Directors are terminated due to his negligence, breach of the terms and conditions of his appointment and this Agreement, or due to document satisfactory evidencing deliberately misleading (deceiving) the Company or the Shareholder, or deliberate neglect of his duties, then in such cases the Director, member of the Board of Directors receives payments for the period of work prior to such incident (when it became known) and/or until the term of termination of the powers.
6.7.    The remuneration and compensation to the Director, member of the Board of Directors shall be paid via wire-transfer to the bank account designated in Article 10 hereof.

6.Liability of the Parties

7.1.The Director, member of the Board of Directors is liable to the Company for losses caused to the Company by misconduct (omission) of the Director, member of the Board of Directors, including if the Director, member of the Board of Directors breaches the requirements of this Agreement, unless other grounds and extent of liability are established by the Laws of the Republic of Kazakhstan, the AIFC or the judicial authorities.
7.2.The Director, member of the Board of Directors shall not be liable if he voted against the decision or abstained, which adoption caused losses to the Company, or did not participate in such vote for valid reasons (absence from a meeting due to vacation leave, sickness or other valid reasons).
7.3.When determining the grounds and extent of liability of the Director, member of the Board of Directors, the usual terms of business and other circumstances relevant to the case should be taken into account.
7.Duration and Termination of the Agreement

7.1.The Agreement comes into force from July 01, 2020 and is valid until the date of termination of the powers of the Director, member of the Board of Directors.
7.2.The Director, member of the Board of Directors has the right, on his own initiative, to terminate the Agreement at any time by notifying the Shareholder of the Company in writing in accordance with the established procedure.
8.3.    The date of termination of this Agreement is the earliest of the following dates: (1) the date of termination of the powers of the Board of Directors of the Company in accordance with the resolution of the Shareholder of the Company, (2) the date of the resolution (or the date specified in the resolution) of the Shareholder of the Company on the issue of early termination of the powers of the Director, member of the Board of Directors, or (3) the date of receipt (or the date specified in the notice) by the Shareholder of the Company (by the Shareholder himself) of the retirement notice of the Director, member of the Board of Directors about the early termination of his powers on his own initiative.
8.4.    The Agreement may be amended and/or supplemented by mutual agreement of the Parties.
8.5.    All amendments and supplements hereto must be executed in writing, signed by the Parties and be an integral part of this Agreement.
9.    Final Provisions
9.1.    This Agreement is executed in two counterparts of equal legal force, one copy in Russian and English for each of the Parties.
9.2.    In case of re-election of the Director, member of the Board of Directors, the Company enters into a new agreement with him for the period determined by the resolution of the Shareholder in accordance with the established procedure.
9.3.    All other issues not regulated by this Agreement shall be settled in accordance with the Astana International Financial Center Laws, the Articles and other internal documents of the Company.
10.    Addresses, Banking Details and Signatures of the Parties

Company:

Freedom Finance Global PLC Registered address:
010017, Republic of Kazakhstan,
Nur-Sultan, Mangilik El Avenue 55/17 BIN 200240900095
Bank details:
Acc. No.[***]
JSC KASSA NOVA BANK (SB of the ForteBank
JSC)
BIC: [***]

Beneficiary Code: 15

Mr. S.N Lukyanov
Chairman of the Board of

Director, member of the Board of Directors: Mr. A.Tashtitov
Republic of Kazakhstan, [***]
Mob.: [***]
identity card No. [***]
issued by MIA RoK as of [***]

___________
Mr. A.Tashtitov